Exhibit 10.3.4

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Restricted Stock Units	777 Old Saw Mill River Road
and Restricted Stock Unit Agreement	Tarrytown, New York 10591

[NAME]	RSU Number:	[ ]
[ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted restricted stock units with respect to [    ] shares of Regeneron Pharmaceuticals, Inc. (the “Company”) common stock.
The current total value of the award is $[        ].
The award will vest in full on the date(s) shown.

Shares		Full Vest Date
[	]*	[ ]*

You and the Company agree that this award is granted under and governed by the terms and conditions of the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long Term Incentive Plan, as amended from time to time, and the enclosed Restricted Stock Unit Agreement, both of which are attached and made a part of this document.

 ____________________

*	Awards will vest 50% on the second anniversary of the Grant Date and 50% on the fourth anniversary of the Grant Date.

REGENERON PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN
THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Restricted Stock Units, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and the employee named on the Notice of Grant of Restricted Stock Units (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Recipient is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee (or the person or persons to whom the Committee has delegated the relevant authority pursuant to Section 4 of the Plan (as defined below) (the Committee or such person or persons being referred to in this Agreement as the “Committee”)) administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Restricted Stock Units) to the Recipient a Restricted Stock Unit (as defined below) with respect to the number of shares of Company Stock as set forth in the Notice of Grant of Restricted Stock Units.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Grant of Award. Pursuant to Section 9 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a restricted stock unit (referred to in the Plan as “Phantom Stock”) (each such unit, a “Restricted Stock Unit”) with respect to the number of shares of Company Stock as shown on the Notice of Grant of Restricted Stock Units. The Participant’s record of Company Stock ownership shall be recorded in the books of the Company only when the Restricted Stock Units vest and the shares of Company Stock are issued. At the Recipient’s request, vested shares may be evidenced by stock certificates or book-entry registration.
2.Vesting; Delivery. (a) The Restricted Stock Units granted to the Recipient shall vest in installments as provided in the Notice of Grant of Restricted Stock Units. The vesting schedule in the Notice of Grant of Restricted Stock Units indicates each date upon which the Restricted Stock Units shall vest, entitling the Recipient to receive the underlying shares of Company Stock, provided that the Recipient has not (except with respect to retirement on the terms set forth below) incurred a termination of employment with the Company and all Subsidiaries (the Company and its Subsidiaries shall be referred to herein, collectively, as the “Employer”). For the avoidance of doubt, and notwithstanding any provision in this Agreement or the Plan to the contrary, no termination of employment shall be deemed to take place unless the Recipient has ceased both to be employed by and to provide service to the Employer. There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Restricted Stock Units and all vesting shall occur only on such Full Vest Dates. No vesting shall occur after the termination of the Recipient’s employment with the Employer for any reason (except with respect to retirement on the terms set forth below). The provisions of this Section 2(a) are subject to (i) the provisions set forth in the Notice of Grant of Restricted Stock Units or any employment agreement, consulting agreement or similar agreement in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock Units and (ii) the Committee’s determination in accordance with Section 9(d) of the Plan.
(b)     Notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Restricted Stock Units to the contrary, the Restricted Stock Units granted to Recipient shall be fully vested on the date of a Change in Control. Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Restricted Stock Units, if the application of the provision in the foregoing sentence, similar provisions in other stock option or equity compensation grants, and other payments and benefits payable to the Recipient upon termination of employment with the Employer (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.
(c)      Unless a later delivery date is elected by the Recipient at a time and in a manner which complies with the requirements of Section 409A of the Code (and the regulations thereunder), shares of Company Stock issuable pursuant to the vesting of Restricted Stock Units shall be delivered on the earlier of (1) the termination of the Recipient’s employment, (2) the seventh anniversary of the date of grant of the Restricted Stock Units and (3) the date of a Change in Control (provided that the shares of Company Stock may be delivered upon such Change in Control without violating Section 409A of the Code).
3.Termination of Service. Subject to the terms of the Plan and Section 2(b) hereof, if the Recipient’s employment with the Company is terminated for any reason (other than as set forth in Section 2(b) hereof and as a result of Recipient’s retirement on the terms set forth below or death), the Recipient shall forfeit any or all of the shares of Company Stock subject to the Restricted Stock Unit that have not vested in accordance with Section 2 hereof. Notwithstanding the preceding sentence, upon the Recipient’s retirement (as defined in the Company’s employee handbook as in effect on the date hereof), the Restricted Stock Units granted to the Recipient shall continue to vest in installments as provided in the Notice of Grant of Restricted Stock Units as if the Recipient had continued to be employed by or provide services to the Employer. The Restricted Stock Units shall become fully vested as of the date of death of the Recipient, provided that the Recipient is employed by the Employer on the date of his/her death.
4.Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
5.Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company shall be valid. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.Taxes. At the time the Recipient recognizes taxable income in respect of the Restricted Stock Units, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units shall be due from the Recipient to the Company and shall (except as may otherwise be determined by the Board of Directors or the Committee from time to time (including following the date hereof)) be satisfied by surrendering to the Company a portion of the shares of Company Stock otherwise deliverable with respect to the Restricted Stock Units the vesting of which gives rise to the withholding obligation (but only to the extent of the minimum withholding required by law). Shares so surrendered by the Recipient shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such vesting (and the amount equal to the Fair Market Value of such shares shall be remitted by the Company to the appropriate tax authorities). The Recipient understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
7.Rights as a Shareholder. The Recipient will not have the rights of a shareholder with respect to shares of Company Stock subject to the Restricted Stock Units until the vesting of the Restricted Stock Units and the delivery of shares of Company Stock with respect to such vesting. To the extent that the Company declares a cash dividend while all or a portion of the Restricted Stock Units are unvested, the Recipient shall be credited with dividend equivalent rights with respect to each share of Company Stock subject to the unvested portion of the Restricted Stock Units. Such dividend equivalent right will entitle the Recipient to payment of such dividend only upon vesting of the corresponding portion of the Restricted Stock Unit; and such right will be forfeited to the extent the corresponding portion of the Restricted Stock Unit is forfeited. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Recipient in the Recipient’s capacity as a shareholder of the Company by electronic means. The Recipient hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
8.Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
9.Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
10.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 10.
11.No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Recipient for any specified time period, nor does it modify in any respect the Recipient’s employment or compensation.
12.Recoupment. By entering into this Agreement and accepting the award hereunder, the Recipient agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time (or any successor policy thereto) (the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the Restricted Stock Units and the shares of Company Stock deliverable pursuant to the Restricted Stock Units granted hereunder (including after all restrictions on such shares have lapsed).